Exhibit 5.1

e-mail:
trichardson@applebyglobal.com

direct dial:
Nabors Industries Ltd.	Tel (441) 298 3253
Canon’s Court	Fax (441) 298 3488
22 Victoria Street	your ref:
Hamilton HM EX
Bermuda	appleby ref:
Ah/TR/126276.24

Dear Sirs	6 May 2010
Nabors Industries Ltd (the “Company”)
We have acted as legal counsel in Bermuda to the Company in connection with the filing by the Company with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the “Registration Statement”) registering 12,525,172 Common Shares of the Company of par value US$0.001 each (the “Common Shares”) issuable pursuant to the Nabors Industries Limited Amended and Restated 2003 Employee Stock Plan (collectively, the “Plan”). The Plan provides, among other things, for the discretionary grant of Common Shares subject to restrictions and stock options as further described in the Plan.
For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”) together with such other documentation, as we have considered requisite to this opinion. Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Registration Statement.

NABORS INDUSTRIES LTD.
6 May 2010
Assumptions
In stating our opinion we have assumed:-
(a)	the authenticity, accuracy and completeness of all Documents submitted to us, and such other documents examined by us, as originals, and the conformity to authentic original Documents of all Documents submitted to us, and such other documents examined by us, as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the Plan or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Plan is required to be performed or taken in any jurisdiction outside Bermuda such action or obligation will not be illegal by virtue of the laws of that jurisdiction;

(g)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(h)	that the records which were the subject of the Litigation Search were complete and

NABORS INDUSTRIES LTD.
6 May 2010
accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(i)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and there is no matter affecting the authority of the Directors to effect entry by the Company into the Plan, or to perform their obligations under the Registration Statement not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(j)	that each Director of the Company, when the Board of Directors adopted the Resolutions (which are the Directors’ resolutions), discharged his fiduciary duty owed to the Company and acted honestly in good faith with a view to the best interests of the Company;

(k)	that each action to be taken pursuant to the Plan is entered into in good faith with a view to the best interests of the Company;

(l)	that, at the time of issue by the Committee of any Award under the Plan or of Common Shares pursuant to such Awards, the Committee has been duly constituted and remains a duly constituted committee of the Board of Directors of the Company having the necessary powers and authority to issue Awards and any Common Shares pursuant to the Plan;

(m)	that the approval of the issue of any Awards under the Plan are duly made at a duly convened and quorate meeting of the Committee in a manner complying with the terms of its constitution then in force within the authority then given to the Committee by the Board of Directors of the Company; and

(n)	that the issue price of the Common Shares issued pursuant to Awards issued under the Plan will not be less than the par value of such shares and the Company will have sufficient authorised share capital to effect the issue of such shares and will continue to hold the necessary consent of the Bermuda Monetary Authority.

NABORS INDUSTRIES LTD.
6 May 2010
Opinion
Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:-
(1)	The Company has taken all necessary corporate action to authorise the Plan and the issuance of the Common Shares.

(2)	When issued in accordance with the Resolutions and the Plan, the Common Shares will be duly and validly issued, fully paid, non-assessable shares of the Company.
Reservations:
We have the following reservations:-
(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(b)	Where a person is vested with discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(c)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:
(i)	whether an application to the Supreme Court for a winding up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the Search is concluded;

NABORS INDUSTRIES LTD.
6 May 2010
(ii)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed;

(iii)	details of matters which have been lodged for filing or registration which as a matter of general practice of the Registrar of Companies would have or should have been disclosed on the public file but have not actually been registered or to the extent that they have been registered have not been disclosed or do not appear in the public records at the date and time the search is concluded;

(iv)	details of matters which should have been lodged for registration but have not been lodged for registration at the date the search is concluded; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.
Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(d)	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time such search was completed.

(e)	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time such search was completed.

(f)	Any reference in this opinion to the Common Shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of

NABORS INDUSTRIES LTD.
6 May 2010
shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increase his liability to contribute to the share capital of, or otherwise to pay money to the Company.

(g)	Bermuda law recognises the concept of “treasury shares” and so, to the extent the Company holds treasury shares, such shares will be available to satisfy the obligations of the Company to issue Common Shares under the Plan.
Disclosure
This opinion is addressed to you in connection with the filing with the U. S. Securities and Exchange Commission of the Registration Statement and is not to be made available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement by the Company.
This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.
Yours faithfully
/s/ Appleby
Appleby

NABORS INDUSTRIES LTD.
6 May 2010
SCHEDULE
1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search completed on 6 May 2010 (the “Company Search”).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search completed on 6 May 2010 in respect of the Company (the “Litigation Search”).

(The Company Search and the Litigation Search are together referred to as the “Searches”).

3.	An electronic copy of the Registration Statement bearing header “As filed with the Securities and Exchange Commission on 6 May 2010” (excluding exhibits and excluding the documents incorporated by reference).

4.	An electronic copy of the Plan as detailed in Annex D to DEF 14A Notice of 2003 Annual General Meeting of Shareholders and Proxy Statement of Nabors Industries Ltd. filed 05/08/2003 as file number 000-49887.

5.	An electronic copy of the Amended and Restated Plan as detailed in Exhibit A to DEF14A Notice of 2006 Annual General Meeting of Shareholders and Proxy Statement of Nabors Industries Ltd. filed 04/05/2006 as file number 001-32657.

6.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws for the Company (collectively referred to as the “Constitutional Documents”).

7.	An electronic copy of the unanimous written resolution of the Executive Committee (the “Committee”) of the Board of Directors of the Company held dated 11 November 2008 (the “Resolutions”).

NABORS INDUSTRIES LTD.
6 May 2010
8.	A certified copy of the “Foreign Exchange Letter” dated 11 December, 2001 and a letter of permission dated 15 April 2002, issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

9.	A Certificate of Compliance dated 6 May 2010 issued by the Ministry of Finance in respect of the Company.